UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Northern Lights ETF Trust

Address and Principal
Business Office:

Northern Lights ETF Trust

4020 South 147th Street, Suite 2

Omaha, NE 68137

Telephone Number:

402-895-1600

Name and Address of Agent
for Service of Process:

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County,

            Delaware 19801

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:   X   Yes           No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Hauppauge and the State of New York on the 1st day of November, 2011.

ARROWSHARES GLOBAL YIELD ETF

By:

/s/ Emile R. Molineaux

Name: Emile R. Molineaux

Title:   Trustee

Attest: /s/ Andrew Rogers

Name: [Andrew Rogers]

Title:   President

2